                                                                     EXHIBIT 4.4


                              SECURITY AGREEMENT

                                  (Equipment)



                                    Between

                             EDGE JOINT VENTURE II

                                      and

                             COMPASS BANK-HOUSTON



                                July ____, 1996

                              SECURITY AGREEMENT

                                   Equipment

     THIS SECURITY AGREEMENT (this "Agreement") is made as of July ____, 1996, between EDGE JOINT VENTURE II, a joint venture formed under the laws of the State of Texas with principal offices at 1111 Bagby, 2100 Texaco Heritage Plaza, Houston, Texas 77002 ("Debtor"); and COMPASS BANK-HOUSTON, a Texas State Chartered Banking Institution with offices at 24 Greenway Plaza, Suite 1401, Houston, Texas 77046 ("Secured Party").

                                   RECITALS

     A. WHEREAS, Secured Party has made a loan to Debtor in the original principal amount of THREE HUNDRED THIRTY-SEVEN THOUSAND AND NO/100 DOLLARS ($337,000.00) as evidenced by that certain promissory note of even date herewith (together with all extensions for any period, renewals, rearrangements and/or increases thereof, the "Note"), executed by Debtor and payable to the order of Secured Party with interest as provided therein.

     B. Secured Party has agreed to the same upon certain terms and conditions, one of which is the execution and delivery by Debtor of this Agreement, and Debtor has agreed to enter into this Agreement.

     C. Therefore, in order to secure the Obligations, as hereinafter defined, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Debtor hereby agrees with Secured Party as follows:

                                   ARTICLE 1

                               SECURITY INTEREST

     Section 1.01 Grant of Security Interest. Debtor hereby assigns and grants to Secured Party a security interest in and right of set-off against the assets referred to in Section 1.02 (the "Collateral") to secure the prompt payment and performance of the "Obligations" (as defined in Section 2.02) and the performance by Debtor of this Agreement.

     Section 1.02 Collateral. The Collateral consists of the following types or items of property (including property hereafter acquired by Debtor as well as property which Debtor now owns or in which Debtor has rights):

          (a) The equipment or other goods described or referred to in Exhibit A attached hereto and made a part hereof.

          (b) (i) Any related or additional property from time to time delivered to or deposited with Secured Party by or for the account of Debtor; (ii) all certificates of title or other documents evidencing ownership or possession of or otherwise relating to any property referred to in this
     Section 1.02; (iii) all property used or usable in connection with any property referred to in this Section 1.02; (iv) all policies of insurance (whether or not required by Secured Party) covering any property referred to in this Section 1.02; (v) all proceeds, products, replacements, additions to, substitutions for, accessions of, and property necessary for the operation of any of the property referred to in this Section 1.02, including, without limitation, insurance payable as a result of loss or damage to any of the property referred to in this Section 1.02, refunds of unearned premiums of any such insurance policy and claims against third parties; and (vi) all books and records related to any of the property referred to in this Section 1.02.

          (c) All general intangibles related to any property referred to in this Section 1.02, including, without limitation, all (i) contractual rights to performance, and claims for damages, refunds (including tax refunds) or other monies due or to become due; (ii) orders, franchises, permits, certificates, licenses, consents, exemptions, variances, authorizations or other approvals by any governmental agency or court;
     (iii) consulting, engineering and technological information and specifications, design data, patent rights, trade secrets, literary rights, copyrights, trademarks, labels, trade names and other intellectual property; (iv) business records, computer tapes and computer software; (v) goodwill; and (vi) other intangible personal property, whether similar or dissimilar to the property referred to in this Section 1.02.

It is expressly contemplated that additional property may from time to time be pledged, assigned or granted to Secured Party as additional security for the Obligations, and the term "Collateral" as used herein shall be deemed for all purposes hereof to include all such additional property, together with all other property of the types described above related thereto.

     Section 1.03 Location of Collateral. The Collateral is located or (except as otherwise permitted by Section 4.01 or Section 4.14) shall be located only in the following place (provided that the Collateral shall be subject to the security interest created by this Agreement irrespective of whether or not the Collateral is located in the following places): 1111 Bagby, 2100 Texaco Heritage Plaza, Houston, Texas 77002.

                                   ARTICLE 2

                                  DEFINITIONS

     Section 2.01 Terms Defined Above. As used in this Agreement, the terms defined above shall have the meanings respectively assigned to them.

     Section 2.02 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

     "Agreement" means this Security Agreement, as the same may from time to time be amended or supplemented.

     "Code" means the Uniform Commercial Code as presently in effect in the State of Texas, Business and Commerce Code, Chapters 1 through 9. Unless otherwise indicated by the context herein, all uncapitalized terms which are defined in the Code shall have their respective meanings as used in Chapter 9 of the Code.

     "Event of Default" means any event specified in Section 6.01.

     "Highest Lawful Rate" means the maximum rate of nonusurious interest allowed from time to time by applicable law.

     "Obligations" means the promissory note of Debtor dated July ____, 1996 payable to the order of Secured Party in the principal amount of $337,000.00, and any and all renewals, extensions for any period, rearrangements or enlargements. The Obligations shall also include all interest, charges, expenses, attorneys' or other fees and any other sums payable to or incurred by Secured Party in connection with the execution, administration or enforcement of Secured Party's rights and remedies hereunder or any other agreement with Debtor.

     "Obligor" means any person or entity, other than Debtor, liable (whether directly or indirectly, primarily or secondarily) for the payment or performance of any of the Obligations whether as maker, co-maker, endorser, guarantor, accommodation party, general partner or otherwise.

                                   ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES

     In order to induce Secured Party to accept this Agreement, Debtor represents and warrants to Secured Party (which representations and warranties will survive the creation and payment of the Obligations) that:

     Section 3.01 Ownership of Collateral; Encumbrances; Valid and Binding Agreement. Debtor is the legal and beneficial owner of the Collateral free and clear of any adverse claim, lien, security interest, option or other charge or encumbrance except for the security interest created by this Agreement, and Debtor has full right, power and authority to assign and grant a security interest in the Collateral to Secured Party. This Agreement constitutes a legal, valid and binding obligation of Debtor enforceable against Debtor in accordance with its terms. The execution, delivery and performance of this Agreement will not violate the terms of any contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which Debtor is subject and does not require the consent or approval of any other person or entity.

     Section 3.02 No Required Consent. No authorization, consent, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body (other than the filing of financing statements) is required for
(i) the due execution, delivery and performance by Debtor of this Agreement,
(ii) the grant by Debtor of the security interest granted by this Agreement,
(iii) the perfection of such security interest or (iv) the exercise by Secured Party of its rights and remedies under this Agreement.

     Section 3.03 First Priority Security Interest. The grant of the security interest in the Collateral pursuant to this Agreement creates a valid and perfected first priority security interest in the Collateral, enforceable against Debtor and all third parties and securing payment of the Obligations.

     Section 3.04 No Filings By Third Parties. No financing statement or other public notice or recording covering the Collateral is on file in any public office (other than any financing statement or other public notice or recording naming Secured Party as the secured party therein), and Debtor will not execute any such financing statement or other public notice or recording so long as any of the Obligations are outstanding.

     Section 3.05 No Name Changes. Debtor has not, during the preceding five years, entered into any contract, agreement, security instrument or other document using a name other than, or been known by or otherwise used any name other than, the name used by Debtor herein.

     Section 3.06 Location of Debtor and Collateral. Debtor's chief executive office and Debtor's records concerning the Collateral are located at the address or location set forth in the opening paragraph hereof. The Collateral is located at Debtor's address set forth in the opening paragraph hereof or at the location(s), if any, specified in Section 1.02 or 1.03. Any Collateral not at such location(s) nevertheless remains subject to Secured Party's security interest.

     Section 3.07  Financial Statements; Collateral.

          (a) All financial statements of Debtor provided by Debtor to Secured Party in connection with this Agreement or the Obligations fairly present, in conformity with generally accepted accounting principles, Debtor's financial position and results of operations as of the dates and for the periods stated therein (on a consolidated basis where so indicated). Except such changes which have been disclosed in writing to Secured Party, there has been no material adverse change from the financial position or results of operations reflected by the most recent of such financial statements, or any action, suit or proceeding pending against Debtor before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could have any such material adverse effect, or which could draw into question the validity of this Agreement or the attachment, perfection or priority of the security interests or liens created hereunder.

          (b) All statements or other information provided by Debtor to Secured Party describing or with respect to the Collateral is or (in the case of subsequently furnished information) will be when provided correct and complete in all material respects. The delivery at any time by Debtor to Secured Party of additional Collateral or of additional descriptions of Collateral shall constitute a representation and warranty by Debtor to Secured Party hereunder that the representations and warranties of this
     Article 3 are correct insofar as they would pertain to such Collateral or the descriptions thereof.

     Section 3.08 Delivery of Documents. With respect to any Collateral covered by one or more certificates of title or other documents evidencing ownership or possession thereof, each of such certificates or documents has been delivered to Secured Party (provided that all certificates and documents referred to in Section 1.02 shall be subject to the security interest created by this Agreement irrespective of whether or not such delivery shall have been made).

                                   ARTICLE 4

                           COVENANTS AND AGREEMENTS

     Debtor will at all times comply with the covenants and agreements contained in this Article 4, from the date hereof and for so long as any part of the Obligations are outstanding.

     Section 4.01 Change in Location of Collateral or Debtor. Debtor will notify Secured Party on or before the date of any change in location of the Collateral. Debtor will give Secured Party 30 days' prior written notice of (i) the opening or closing of any place of Debtor's business or (ii) any change in the location of Debtor's chief executive office or address.

     Section 4.02 Change in Debtor's Name or Corporate Structure. Debtor will not change its name, identity or corporate structure (including, without limitation, any merger, consolidation or sale of substantially all of its assets) without notifying Secured Party of such change in writing at least 30 days prior to the effective date of such change. Without the express written consent of Secured Party, however, Debtor will not engage in any other business or transaction under any name other than Debtor's name hereunder.

     Section 4.03 Documents; Collateral in Possession of Third Parties. If certificates of title or other documents evidencing ownership or possession of the Collateral are issued or outstanding, Debtor will cause the interest of Secured Party to be properly noted thereon and will, forthwith upon receipt, deliver same to Secured Party. If any Collateral is at any time in the possession or control of any warehouseman, bailee, agent or independent contractor, Debtor shall notify such person or entity of Secured Party's security interest in such Collateral. Upon Secured Party's request, Debtor shall instruct any such person or entity to hold all such Collateral for Secured Party's account subject to Debtor's instructions, or, if an Event of Default shall have occurred, subject to Secured Party's instructions.

     Section 4.04 Maintenance of Existence. Debtor will maintain its existence as a partnership in its form as of the date hereof.

     Section 4.05 Sale, Disposition or Encumbrance of Collateral. Debtor will not in any way encumber any of the Collateral (or permit or suffer any of the Collateral to be encumbered) or sell, assign, lend, rent, lease or otherwise dispose of or transfer any of the Collateral to or in favor of any person or entity other than Secured Party.

     Section 4.06 Proceeds of Collateral. Debtor will deliver to Secured Party promptly upon receipt all proceeds delivered to Debtor from the sale or disposition of any Collateral. If chattel paper, documents or instruments are received as proceeds, they will be, immediately upon receipt, properly endorsed or assigned and delivered to Secured Party as Collateral. This Section 4.06 shall not be construed to permit sales or dispositions of Collateral except as may be elsewhere expressly permitted by this Agreement.

     Section 4.07 Additional Collateral. If Secured Party should at any time be of the opinion that the Collateral is no longer sufficient to collateralize the Obligations (including, without limitation, a determination based upon such ratio of the cost or value of Collateral to the amount of Obligations as may be established by Secured Party), or if Secured Party anticipates such insufficiency, then Secured Party may request and Debtor agrees to furnish forthwith such additional security as may be necessary to cure Secured Party's insecurity regarding the Obligations.

     Section 4.08 Payment of Taxes and Liens. Debtor will pay prior to delinquency all taxes, charges, liens and assessments against the Collateral.

     Section 4.09 Records and Information. Debtor shall keep accurate and complete records of the Collateral (including proceeds). Secured Party may at any time have access to, examine, audit, make extracts from and inspect without hindrance or delay Debtor's records, files and the Collateral. Debtor will promptly provide written notice to Secured Party of all information which in any way relates to or affects the filing of any financing statement or other public notices or recordings, or the delivery and possession of items of Collateral for the purpose of perfecting a security interest in the Collateral. Debtor will also promptly furnish such information as Secured Party may from time to time reasonably request regarding (i) the business, affairs or financial condition of Debtor or (ii) the Collateral or Secured Party's rights or remedies with respect thereto. Any balance sheets or financial statements requested by Secured Party pursuant to this Section 4.09 shall conform to generally accepted accounting principles.

     Section 4.10 Performance of Obligations. Debtor will promptly and properly perform all of its obligations under this Agreement and any other agreement or contract of any kind now or hereafter existing as security for or in connection with the payment of the Obligations.

     Section 4.11 Reimbursement of Expenses. Debtor will pay to Secured Party all advances, charges, costs and expenses (including, without limitation, all costs and expenses of holding, preparing for sale and selling, collecting or otherwise realizing upon the Collateral if an Event of Default occurs and all attorneys' fees, legal expenses and court costs) incurred by Secured Party in connection with the exercise of Secured Party's rights and remedies hereunder. Debtor hereby assumes all liability for the Collateral, the security interests created hereunder and any use, possession, maintenance, management, enforcement or collection of any or all of the Collateral. Debtor agrees to indemnify and hold Secured Party harmless from and against and covenants to defend Secured Party against any and all losses, damages, claims, costs, penalties, liabilities and expenses, including, without limitation, court costs and attorneys' fees, incurred because of, incident to, or with respect to the Collateral (including, without limitation, any use, possession, maintenance or management thereof, or any injuries to or deaths of persons or damage to property). All amounts for which Debtor is liable pursuant to this Section 4.11 shall be due and payable by Debtor to Secured Party upon demand. If Debtor fails to make such payment upon demand (or if demand is not made due to an injunction or stay arising from bankruptcy or other proceedings) and Secured Party pays such amount, the same shall be due and payable by Debtor to Secured Party, plus interest thereon from the date of Secured Party's demand (or from the date of Secured Party's payment if demand is not made due to such proceedings) at the Highest Lawful Rate.

     Section 4.12 Further Assurances. Upon the request of Secured Party, Debtor shall (at Debtor's expense) execute and deliver all such assignments, certificates, financing statements or other documents and give further assurances and do all other acts and things as Secured Party may reasonably request to perfect Secured Party's interest in the Collateral or to protect, enforce or otherwise effect Secured Party's rights and remedies hereunder.

     Section 4.13 Insurance. Debtor shall maintain, with financially sound and reputable insurers, insurance satisfactory in all respects to Secured Party covering all insurable risks with respect to the Collateral, including standard extended coverage, in an amount at least equal to the value of the Collateral. Policies evidencing any such insurance shall contain a standard mortgagee's endorsement providing for payment of any loss to Secured Party, and such policies shall further provide for 30 days' minimum written cancellation notice to Secured Party. Debtor shall furnish evidence satisfactory to Secured Party of compliance with these insurance provisions.

     Section 4.14 Removal of Collateral. Except for temporary removal in connection with its ordinary use, Debtor shall not remove the Collateral from its present address or location without obtaining prior written consent from Secured Party.

     Section 4.15 Condition of Collateral. Debtor will maintain all the Collateral in good condition, repair and working order, and in accordance with any manufacturer's manual. Debtor will not misuse, abuse, waste, destroy or endanger the Collateral or allow it to deteriorate, except for ordinary wear and tear from its intended use. Debtor will repair, replace or otherwise improve the Collateral as may be necessary. Debtor will not use any Collateral in violation of any law, statute, ordinance, regulation or administrative order, or suffer it to be so used.

     Section 4.16 Collateral Attached to Other Property. In the event that the Collateral is to be attached or affixed to any real property, Debtor hereby agrees that this Agreement may be filed for record in any appropriate real estate records as a financing statement which is a fixture filing. In connection therewith, Debtor will take whatever action is required by Section
4.12. If Debtor is not the record owner of such real property, Debtor will provide Secured Party with any additional security agreements or financing statements necessary for the perfection of Secured Party's security interest in the Collateral. If the Collateral is wholly or partly affixed to real estate or installed in or affixed to other goods, Debtor will, on demand of Secured Party, furnish

Secured Party with a disclaimer (including landlord's or other lien waivers or releases, if applicable), signed by all persons or entities having an interest in the real estate or other goods to which the Collateral may have become affixed, of any prior interest to Secured Party's interest in the Collateral.

     Section 4.17 Collateral Separate and Distinct. Debtor shall at all times keep the Collateral, including proceeds, or cause it to be kept (when in the possession of warehousemen, bailees, agents, independent contractors or other third parties), separate and distinct from other property.

                                   ARTICLE 5

                  RIGHTS, DUTIES AND POWERS OF SECURED PARTY

     The following rights, duties and powers of Secured Party are applicable irrespective of whether an Event of Default occurs and is continuing:

     Section 5.01 Non-judicial Enforcement. Secured Party may enforce its rights hereunder without prior judicial process or judicial hearing, and to the extent permitted by law Debtor expressly waives any and all legal rights which might otherwise require Secured Party to enforce its rights by judicial process.

     Section 5.02 Discharge Encumbrances. Secured Party may, at its option, discharge any taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral, may pay for insurance on the Collateral and may pay for the maintenance and preservation of the Collateral. Debtor agrees to reimburse Secured Party upon demand for any payment so made, plus interest thereon from the date of Secured Party's demand at the Highest Lawful Rate.

     Section 5.03 Attorney-in-Fact. Debtor hereby irrevocably appoints Secured Party as Debtor's attorney-in-fact, with full authority in the place and stead of Debtor and in the name of Debtor or otherwise, from time to time in Secured Party's discretion, but at Debtor's cost and expense and without notice to Debtor to:

          (a) obtain, adjust, sell and cancel any insurance with respect to the Collateral and endorse any draft drawn by insurers of the Collateral, and Secured Party may apply any proceeds or unearned premiums of such insurance to the Obligations (whether or not due);

          (b) take any action and to execute any assignment, certificate, financing statement, notification, document or instrument which Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to Debtor representing any payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same; and

          (c) receive, change the address for delivery, open and dispose of mail addressed to Debtor, and to execute, assign and endorse negotiable and other instruments for the payment of money, documents of title or other evidences of payment, shipment or storage for any form of Collateral on behalf of and in the name of Debtor.

     Section 5.04 Transfer of Collateral. Secured Party may transfer any or all of the Obligations, and upon any such transfer Secured Party may transfer its interest in any or all of the Collateral and shall be fully discharged thereafter from all liability therefor. Any transferee of the Collateral shall be vested with all rights, powers and remedies of Secured Party hereunder.

     Section 5.05 Licenses and Rights to Use Collateral. In connection with any transfer or sale (to Secured Party or any other person or entity) of the Collateral, Secured Party is hereby granted a transferable license or other right to use, without any charge, any of Debtor's labels, patents, copyrights, trade names, trade secrets, trademarks or other similar property in completing production, advertising or selling such Collateral. Debtor's rights under all licenses and franchise agreements shall inure to the benefit of Secured Party and any transferee of all or any part of the Collateral.

     Section 5.06 Cumulative and Other Rights. The rights, powers and remedies of Secured Party hereunder are in addition to all rights, powers and remedies given by law or in equity. The exercise by Secured Party of any one or more of the rights, powers and remedies herein shall not be construed as a waiver of any other rights, powers and remedies, including, without limitation, any other rights of set-off. If any of the Obligations are given in renewal, extension for any period or rearrangement, or applied toward the payment of debt secured by any lien, Secured Party shall be, and is hereby, subrogated to all the rights, titles, interests and liens securing the debt so renewed, extended, rearranged or paid.

     Section 5.07 Purchase Money Financing. To the extent that Secured Party has advanced or will advance funds to or for the account of Debtor to enable Debtor to purchase or otherwise acquire specific types or items of Collateral, Secured Party may at its option pay such funds (i) directly to the person or entity from whom Debtor will make such purchase or acquire such rights or (ii) to Debtor, in which case Debtor covenants promptly to pay the same to such person or entity and forthwith furnish to Secured Party, on request, evidence satisfactory to Secured Party that such payment has been made from the funds so provided by Secured Party for such payment.

     Section 5.08 Disclaimer of Certain Duties. The powers conferred upon Secured Party by this Agreement are to protect its interest in the Collateral and shall not impose any duty upon Secured Party to exercise any such powers. Debtor hereby agrees that Secured Party shall not be liable for, nor shall the indebtedness evidenced by the Obligations be diminished by, Secured Party's delay or failure to collect upon, foreclose, sell, take possession of or otherwise obtain value for the Collateral.

     Section 5.09 Waiver of Notice; Demand and Presentment. Debtor hereby waives any demand, notice of default, notice of acceleration of the maturity of the Obligations, notice of intention to accelerate the maturity of the Obligations, presentment, protest and notice of dishonor as to any action taken by Secured Party in connection with this Agreement, or any instrument or document.

                                   ARTICLE 6

                               EVENTS OF DEFAULT

     Section 6.01 Events. Any of the following events shall constitute an Event of Default under this Agreement:

          (a) Payments - Debtor or any Obligor defaults in any payment due and owing pursuant to the Obligations;

          (b) Representations and Warranties - any representation or warranty made by Debtor or any Obligor to Secured Party proves to have been incorrect in any material respect as of the date thereof;

          (c) Covenants - default is made by Debtor or any Obligor in the performance of any covenant or agreement contained in this Agreement or in any other document now or hereafter executed in connection with or as security for the Obligations;

          (d) Legal Compliance - the violation by Debtor or any Obligor of, or the failure of the Collateral to comply with, any applicable law, statute, ordinance, regulation or administrative order if, as a result of such violation or noncompliance, the value of the Collateral or the perfection or priority of Secured Party's security interests therein may be, in the sole opinion of Secured Party, materially impaired;

          (e) Loss, Damage or Destruction of Collateral - the loss, theft, substantial damage to or destruction of the Collateral or of any material portion thereof (whether or not covered by insurance);

          (f) Judgments, etc. - the entry of a judgment, issuance of an injunction, order of attachment, or any other process against Debtor or any Obligor or the Collateral which in the sole opinion of Secured Party impairs Debtor's (or any such Obligor's) ability to pay or perform the Obligations;

          (g) Termination, Insolvency, etc. - Debtor or any Obligor shall respectively: (i) dissolve or otherwise terminate its existence in its form as of the date hereof, (ii) become insolvent or suffer a business failure,
     (iii) have a custodian, receiver or agent appointed or authorized to take charge of its properties, (iv) make an assignment for the benefit of creditors or call a meeting of creditors for the composition of debts, or
     (v) be subject to the commencement of any proceeding in bankruptcy or under other insolvency laws;

          (h) Material Adverse Change - in the sole opinion of Secured Party, there is any deterioration, impairment, decline in character or value, or material adverse change (whether actual or reasonably anticipated) in (i) the assets, operations or conditions of, or the ability to pay or perform the Obligations by, Debtor or any Obligor, or (ii) any part of the Collateral or any other property subject to a lien in favor of Secured Party securing the Obligations that causes the Collateral or such other property to become unsatisfactory as to character or value;

          (i) Termination of Guaranties or Letters of Credit - any guaranty or surety executed in connection with the Obligations shall be terminated or revoked, or payment shall be refused under any letter of credit securing any or all of the Obligations, or any such letter of credit shall expire without the written consent of Secured Party; or

          (j) Defaults on Other Obligations - default by Debtor or any Obligor
     (i) in any payment of principal of or interest on any other indebtedness, guaranty or other obligation (whether to Secured Party or others) beyond any period of grace provided with respect thereto, or (ii) in the performance of any other agreement, term or condition if the effect of such default is to cause such obligation to become due on demand or before its stated maturity or to permit the holder(s) of such obligation or the trustee(s) under any such agreement or instrument to cause such obligation to become due on demand or prior to its stated maturity, whether or not such default or failure to perform should be waived by the holder(s) of such obligation or such trustee(s).

     Section 6.02 Remedies. Upon the occurrence and during the continuance of any Event of Default, Secured Party may take any or all of the following actions without notice (except where expressly required below) or demand to Debtor:

          (a) Declare all or part of the indebtedness pursuant to the Obligations immediately due and payable and enforce payment of the same by Debtor or any Obligor.

          (b) Take possession of the Collateral, or at Secured Party's request Debtor shall, at Debtor's cost, assemble the Collateral and make it available at a location to be specified by Secured Party which is reasonably convenient to Debtor and Secured Party. Secured Party may, at its option, render any equipment unusable that may be included in the Collateral, or, at Secured Party's request, Debtor will render it unusable. In any event, Debtor shall bear the risk of accidental loss or damage to or diminution in value of the Collateral, and Secured Party shall have no liability whatsoever for failure to obtain or maintain insurance, nor to determine whether any insurance ever in force is adequate as to amount or as to risk insured.

          (c) Sell or lease, in one or more sales or leases and in one or more parcels, or otherwise dispose of any or all of the Collateral in its then condition or in any other commercially reasonable manner as Secured Party may elect, in a public or private transaction, at any location as deemed reasonable by Secured Party (including, without limitation, Debtor's premises), either for cash or credit or for future delivery at such price as Secured Party may deem fair, and (unless prohibited by the Code, as adopted in any applicable jurisdiction) Secured Party may be the purchaser of any or all Collateral so sold and may apply upon the purchase price therefor any Obligations secured hereby. Any such sale or transfer by Secured Party either to itself or to any other person or entity shall be absolutely free from any claim of right by Debtor, including any equity or right of redemption, stay or appraisal which Debtor has or may have under any rule of law, regulation or statute now existing or hereafter adopted. Upon any such sale or transfer, Secured Party shall have the right to deliver, assign and transfer to the purchaser or transferee thereof the Collateral so sold or transferred. It shall not be necessary that the Collateral or any part thereof be present at the location of any such sale or transfer. Secured Party may, at its discretion, provide for a public sale, and any such public sale shall be held at such time or times within ordinary business hours and at such place or places as Secured Party may fix in the notice of such sale. Secured Party shall not be obligated to make any sale pursuant to any such notice. Secured Party may, without notice or publication, adjourn any public or private sale by announcement at any time and place fixed for such sale, and such sale may be made at any time or place to which the same may be so adjourned. In the event any sale or transfer hereunder is not completed or is defective in the opinion of Secured Party, such sale or transfer shall not exhaust the rights of Secured Party hereunder, and Secured Party shall have the right to cause one or more subsequent sales or transfers to be made hereunder. In the event that any of the Collateral is sold or transferred on credit, or to be held by Secured Party for future delivery to a purchaser or transferee, the Collateral so sold or transferred may be retained by Secured Party until the purchase price or other consideration is paid by the purchaser or transferee thereof, but in the event that such purchaser or transferee fails to pay for the Collateral so sold or transferred or to take delivery thereof, Secured Party shall incur no liability in connection therewith. If only part of the Collateral is sold or transferred such that the Obligations remain outstanding (in whole or in part), Secured Party's rights and remedies hereunder shall not be exhausted, waived or modified, and Secured Party is specifically empowered to make one or more successive sales or transfers until all the Collateral shall be sold or transferred and all the Obligations are paid. In the event that Secured Party elects not to sell the Collateral, Secured Party retains its rights to lease or otherwise dispose of or utilize the Collateral or any part or parts thereof in any manner authorized or permitted by law or in equity, and to apply the proceeds of the same towards payment of the Obligations. Each and every method of disposition of the Collateral described in this subsection or in subsection (f) shall constitute disposition in a commercially reasonable manner.

          (d) Take possession of all books and records of Debtor pertaining to the Collateral. Secured Party shall have the authority to enter upon any real property or improvements thereon in order to obtain any such books or records, or any Collateral located thereon, and remove the same therefrom without liability.

          (e) Apply proceeds of the disposition of the Collateral to the Obligations in any manner elected by Secured Party and permitted by the Code or otherwise permitted by law or in equity. Such application may include, without limitation, the reasonable expenses of retaking, holding, preparing for sale or other disposition, and the reasonable attorneys' fees and legal expenses incurred by Secured Party.

          (f) Appoint any person or entity as agent to perform any act or acts necessary or incident to any sale or transfer by Secured Party of the Collateral. Additionally, any sale or transfer hereunder may be conducted by an auctioneer or any officer or agent of Secured Party.

          (g) Apply and set-off (i) any deposits of Debtor now or hereafter held by Secured Party; (ii) all claims of Debtor against Secured Party, now or hereafter existing; (iii) any other property, rights or interests of Debtor which come into the possession or custody or under the control of Secured Party; and (iv) the proceeds of any of the foregoing as if the same were included in the Collateral. Secured Party agrees to notify Debtor promptly after any such set-off or application; provided, however, the failure of Secured Party to give any notice shall not affect the validity of such set-off or application.

          (h) Exercise all other rights and remedies permitted by law or in equity.

     Section 6.03 Liability for Deficiency. If any sale or other disposition of Collateral by Secured Party or any other action of Secured Party hereunder results in reduction of the Obligations, such action will not release Debtor from its liability to Secured Party for any unpaid Obligations, including costs, charges and expenses incurred in the liquidation of Collateral, together with interest thereon, and the same shall be immediately due and payable to Secured Party at Secured Party's address set forth in the opening paragraph hereof.

     Section 6.04 Reasonable Notice. If any applicable provision of any law requires Secured Party to give reasonable notice of any sale or disposition or other action, Debtor hereby agrees that five days' prior written notice shall constitute reasonable notice thereof. Such notice, in the case of public sale, shall state the time and place fixed for such sale and, in the case of private sale, the time after which such sale is to be made.

                                   ARTICLE 7

                           MISCELLANEOUS PROVISIONS

     Section 7.01 Notices. Any notice required or permitted to be given under or in connection with this Agreement shall be in writing and shall be mailed by first class or express mail, postage prepaid, or sent by telex, telegram, telecopy or other similar form of rapid written transmission or personally delivered to the receiving party. All such communications shall be mailed, sent or delivered at the address respectively indicated in the opening paragraph hereof or at such other address as either party may have furnished the other party in writing. Any communication so addressed and mailed shall be deemed to be given when so mailed, any notice so sent by rapid written transmission shall be deemed to be given when receipt of such transmission is acknowledged by the receiving operator or equipment, and any communication so delivered in person shall be deemed to be given when receipted for or actually received by Debtor or Secured Party, as the case may be.

     Section 7.02 Amendments and Waivers. Secured Party's acceptance of partial or delinquent payments or any forbearance, failure or delay by Secured Party in exercising any right, power or remedy hereunder shall not be deemed a waiver of any obligation of Debtor or any Obligor, or of any right, power or remedy of Secured Party; and no partial exercise of any right, power or remedy shall preclude any other or further exercise thereof. Secured Party may remedy any Event of Default hereunder or in connection with the Obligations without waiving the Event of Default so remedied. Debtor hereby agrees that if Secured Party agrees to a waiver of any provision hereunder, or an exchange of or release of the Collateral, or the addition or release of any Obligor or other person or entity, any such action shall not constitute a waiver of any of Secured Party's other rights or of Debtor's obligations hereunder. This Agreement may be amended only by an instrument in writing executed jointly by Debtor and Secured Party and may be supplemented only by documents delivered or to be delivered in accordance with the express terms hereof.

     Section 7.03 Copy as Financing Statement. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral is sufficient as a financing statement, and the same may be filed with any appropriate filing authority for the purpose of perfecting Secured Party's security interest in the Collateral.

     Section 7.04 Possession of Collateral. Secured Party shall be deemed to have possession of any Collateral in transit to it or set apart for it (or, in either case, any of its agents, affiliates or correspondents).

     Section 7.05 Redelivery of Collateral. If any sale or transfer of Collateral by Secured Party results in full satisfaction of the Obligations, and after such sale or transfer and discharge there remains a surplus of proceeds, Secured Party will deliver to Debtor such excess proceeds in a commercially reasonable time; provided, however, that Secured Party shall not be liable for any interest, cost or expense in connection with any delay in delivering such proceeds to Debtor.

     Section 7.06 Interest. It is the intention of the parties hereto to conform strictly to usury laws applicable to Secured Party. Accordingly, if the transactions contemplated hereby would be usurious under applicable state or federal law, then, notwithstanding anything to the contrary in this Agreement or in any other agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to Secured Party that is contracted for, taken, reserved, charged or received under the Obligations, this Agreement or under any of such other agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, (ii) in the event that the maturity of the Obligations is accelerated for any reason, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to Secured Party may never include more than such maximum amount, and
(iii) excess interest, if any, provided for in this Agreement or otherwise shall be cancelled automatically and, if theretofore paid, shall be credited by Secured

Party on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by Secured Party to Debtor). The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Secured Party does not intend to collect any unearned interest in the event of acceleration. All sums paid or agreed to be paid to Secured Party for the use, forbearance or detention of sums included in the initial Obligations shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Obligations until payment in full so that the rate or amount of interest on account of the initial Obligations does not exceed the applicable usury ceiling, if any. To the extent that Article 5069-
1.04 of the Texas Revised Civil Statutes is relevant to Secured Party for the purpose of determining the Highest Lawful Rate, Secured Party hereby elects to determine the applicable rate ceiling under such Article by the indicated (weekly) rate ceiling from time to time in effect, subject to Secured Party's right subsequently to change such method in accordance with applicable law.

     Section 7.07 Governing Law; Jurisdiction. This Agreement and the security interest granted hereby shall be construed in accordance with and governed by the laws of the State of Texas (except to the extent that the laws of any other jurisdiction govern the perfection and priority of the security interests granted hereby). Debtor consents to and submits to in personam jurisdiction and venue in the state district and county courts of the county wherein Secured Party's offices are located at the address specified in the opening paragraph hereof, and in the Federal District Courts of the district wherein such offices of Secured Party are located. This submission to jurisdiction is nonexclusive and does not preclude Secured Party from obtaining jurisdiction over Debtor or the Collateral in any court otherwise having jurisdiction.

     Section 7.08 Subrogation. Until all indebtedness in connection with the Obligations shall have been paid in full, Debtor shall have no right to subrogation or to enforce any remedy or participate in any Collateral or security whatsoever now or hereafter held by Secured Party.

     Section 7.09  Continuing Security Agreement.

          (a) This Agreement shall constitute a continuing security agreement, and all representations and warranties, covenants and agreements shall, as applicable, apply to all future as well as existing transactions. Provisions of this Agreement, unless by their terms exclusive, shall be in addition to other agreements between the parties.

          (b) Except as may be expressly applicable pursuant to Section 9.505 of the Code, no action taken or omission to act by Secured Party hereunder, including, without limitation, any action taken or inaction pursuant to
     Section 6.02, shall be deemed to constitute a retention of the Collateral in satisfaction of the Obligations or otherwise to be in full satisfaction of the Obligations, and the Obligations shall remain in full force and effect, until Secured Party shall have applied payments (including, without limitation, collections from Collateral) towards the Obligations in the full amount then outstanding or until such subsequent time as is hereinafter provided in subsection (c) below.

          (c) To the extent that any payments on the Obligations or proceeds of the Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other person or entity under any bankruptcy law, common law or equitable cause, then to such extent the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received by Secured Party, and Secured Party's security interests, rights, powers and remedies hereunder shall continue in full force and effect. In such event, this Agreement shall be automatically reinstated if it shall theretofore have been terminated pursuant to Section 7.10.

          (d) In the event that the Obligations are structured such that there are times when no Indebtedness is owing thereunder, this Agreement shall remain valid and in full force and effect as to all subsequent indebtedness included in the Obligations, provided Secured Party has not in the interim period executed a written release or termination statement or returned possession of or reassigned the Collateral to Debtor.

     Section 7.10 Termination. The grant of a security interest hereunder and all of Secured Party's rights, powers and remedies in connection therewith shall remain in full force and effect until Secured Party has retransferred and delivered all Collateral in its possession to Debtor, and executed a written release or termination statement and reassigned to Debtor without recourse or warranty any remaining Collateral and all rights conveyed hereby. Upon the complete payment of the Obligations and the compliance by Debtor with all covenants and agreements hereof, Secured Party, at the written request and expense of Debtor, will release, reassign and transfer the Collateral to Debtor and declare this Agreement to be of no further force or effect. Notwithstanding the foregoing, the reimbursement and indemnification provisions of Section 4.11 and the provisions of subsection 7.09(c) shall survive the termination of this Agreement.

     Section 7.11 Counterparts, Effectiveness. This Agreement may be executed in two or more counterparts. Each counterpart is deemed an original, but all such counterparts taken together constitute one and the same instrument. This Agreement becomes effective upon the execution hereof by Debtor and delivery of the same to Secured Party, and it is not necessary for Secured Party to execute any acceptance hereof or otherwise signify or express its acceptance hereof.

DEBTOR:                                EDGE JOINT VENTURE II

                                       By:  Edge Petroleum Corporation,
                                            Managing Venturer

                                            By: /s/ John E. Calaway
                                                ------------------------------
                                                John E. Calaway
                                                President

                                   EXHIBIT A

                           EQUIPMENT OR OTHER GOODS


     See attached.

                              FINANCING STATEMENT


     This Financing Statement is presented to a filing officer for filing pursuant to the Uniform Commercial Code.


1.   The name and address of the Debtor is:

          EDGE JOINT VENTURE II
          1111 Bagby, 2100 Texaco Heritage Plaza
          Houston, Texas 77002

2.   The name and address of the Secured Party is:

          COMPASS BANK-HOUSTON
          24 Greenway Plaza, Suite 1401
          Houston, Texas 77046

3.   This Financing Statement covers the following Collateral:

          (a) The equipment or other goods described or referred to in Exhibit A attached hereto and made a part hereof.

          (b) (i) All documents evidencing ownership or possession of or otherwise relating to any property referred to in this paragraph 3; (ii) all property used or usable in connection with any property referred to in this paragraph 3; (iii) all policies of insurance (whether or not required by Secured Party) covering any property referred to in this paragraph 3; all proceeds, products, replacements, additions to, substitutions for, accessions of, and property necessary for the operation of any of the property described or referred to in this paragraph 3, including, without limitation, insurance payable as a result of loss or damage to the property described or referred to in this paragraph 3 and any proceeds thereunder, refunds of unearned premiums of any such insurance policy and claims against third parties; and (iv) all books and records related to any of the property described or referred to in this paragraph 3.

          (c) All general intangibles related to any property referred to in this paragraph 3, including, without limitation, all (i) contractual rights to performance, and claims for damages, refunds (including tax refunds) or other monies due or to become due; (ii) orders, franchises, permits, certificates, licenses, consents, exemptions, variances, authorizations or other approvals by any governmental agency or court; (iii) consulting, engineering and technological information and specifications, design data, patent rights, trade secrets, literary rights, copyrights, trademarks, labels, trade names and other intellectual property; (iv) business records, computer tapes and computer software; (v) goodwill; and (vi) all other intangible personal property, whether similar or dissimilar to the foregoing.

DEBTOR:                                EDGE JOINT VENTURE II

                                       By:  Edge Petroleum Corporation,
                                            Managing Venturer

                                            By: ______________________________
                                                John E. Calaway
                                                 President



                                      -2-